As Filed with the Securities and Exchange Commission on June 4, 2002
                                                    Registration No. 333-88580

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            -----------------------
                               Amendment No. 1
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


       Ingersoll-Rand Company Limited                         Bermuda                                       N/A
           Ingersoll-Rand Company                            New Jersey                                  13-5156640
          (Exact Name of Registrant                (State or Other Jurisdiction of
        as Specified in its Charter)               Incorporation or Organization)          (I.R.S. Employer Identification Number)

                  Ingersoll-Rand Company Limited
                         Clarendon House
                         2 Church Street
                     Hamilton, HM 11 Bermuda
                          (441) 295-2838                                               Patricia Nachtigal, Esq.
                                                                              Senior Vice President and General Counsel,
                      Ingersoll-Rand Company                                            Ingersoll-Rand Company
                     200 Chestnut Ridge Road                                           200 Chestnut Ridge Road
                 Woodcliff Lake, New Jersey 07677                                  Woodcliff Lake, New Jersey 07677
                          (201) 573-0123                                                    (201) 573-0123
       (Address, Including Zip Code, and Telephone Number,                (Name, Address, Including Zip Code, and Telephone
Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)


                   --------------------------------------
                                   Copy to:
                              John B. Tehan, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
                   --------------------------------------

   Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 17, 2002

PROSPECTUS
                                    [LOGO]

                                $1,800,000,000

                        Ingersoll-Rand Company Limited

                                Debt Securities

                               Preference Shares

                               Depositary Shares

                             Class A Common Shares

                           Share Purchase Contracts

                             Share Purchase Units

                                   Warrants

                             --------------------

                            Ingersoll-Rand Company

                         Guarantees of Debt Securities

                             --------------------

     We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

     See "Risk Factors Relating to the Reorganization" beginning on page 6 to read about risks relating to our corporate reorganization as a Bermuda company, which was completed on December 31, 2001, that you should consider before you invest in any of our securities.

     These securities have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



              , 2002

                               Table of Contents


Available Information.........................................................3
Incorporation of Certain Documents by Reference...............................3
About Us......................................................................4
About Ingersoll-Rand Company..................................................5
Risk Factors Relating to the Reorganization...................................6
Ratio of Earnings to Fixed Charges............................................9
Use of Proceeds...............................................................9
Description of the Debt Securities...........................................10
Description of Securities Warrants...........................................20
Description of Authorized Share Capital......................................21
Description of Depositary Shares.............................................31
Description of Share Purchase Contracts and Share Purchase Units.............34
Certain Tax Considerations...................................................35
Plan of Distribution.........................................................44
Legal Matters................................................................44
Experts......................................................................44
Cautionary Statement Regarding Forward-Looking Statements....................45
Service of Process and Enforcement of Liabilities............................46


                              -------------------

         We have not authorized anyone to tell you anything about us or the securities covered by this prospectus except what is included or incorporated in this prospectus or any accompanying prospectus supplement. Do not assume that there has been no change in our affairs since the date of this prospectus. Finally, even though you may have this prospectus or any accompanying prospectus supplement, we are not making any offer or encouraging your interest in any securities if it is not legal and proper for us to do so.

         As used in this prospectus and any prospectus supplement, "we", "our" and "us" generally means Ingersoll-Rand Company Limited, together with its consolidated subsidiaries unless the context otherwise requires. However, in the descriptions of the securities offered in this prospectus, "we", "our" and "us" means Ingersoll-Rand Company Limited and not any of its subsidiaries.

                             Available Information

         This prospectus is part of a registration statement on Form S-3 relating to the securities covered by this prospectus. The prospectus does not include all of the information in the registration statement. You should refer to the registration statement and its exhibits for further information about us and the securities.

         We, Ingersoll-Rand Company Limited, are, and prior to our corporate reorganization, Ingersoll-Rand Company, a New Jersey corporation ("IR-New Jersey"), was, subject to the Securities Exchange Act of 1934, and we will, and prior to the Reorganization, IR-New Jersey did, file reports and other information with the SEC as required by the Securities Exchange Act of 1934. You can inspect and copy our reports and filings at prescribed rates by contacting the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also get copies of these materials from the SEC's web site (http://www.sec.gov), or view them at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.


                Incorporation of Certain Documents by Reference

         The following documents filed by us are incorporated by reference in this prospectus:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

         o Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering are deemed incorporated into and part of this prospectus once filed. Any statement in this prospectus, in any prospectus supplement, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

         If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please make your request to R.G. Heller, Secretary, Ingersoll-Rand Company, P.O. Box 8738, Woodcliff Lake, New Jersey 07677, telephone (201) 573-0123.

                                   About Us

General

         We are a leading provider of security and safety, climate control, industrial solutions and infrastructure products. In each of these markets, we offer a diverse product portfolio that includes well-recognized industrial and commercial brands.

         SECURITY AND SAFETY--We market architectural hardware and access-control products and services for residential, commercial and institutional buildings. Led by the familiar Schlage brand, products include locks and locksets, door closers, exit devices, steel doors and frames, power-operated doors, architectural columns and biometric and electronic access control technologies.

         CLIMATE CONTROL--We offer a wide range of temperature-control products for protecting food and other perishables. Products include: Thermo King transport temperature control units for truck trailers, small trucks, seagoing containers and air conditioning for buses; and Hussmann refrigerated display cases for supermarkets, delicatessens and other commercial and institutional refrigeration applications.

         INDUSTRIAL SOLUTIONS--We have a diverse group of businesses offering products and services to enhance industrial efficiency. These products and services include: Ingersoll-Rand air compressors and components for compressed-air systems, tools and material handling equipment, and fluid handling products; Torrington bearings, components and motion-control technologies; and Dresser-Rand turbo compressors, reciprocating compressors and steam turbines.

         INFRASTRUCTURE--We are a major supplier of products and services for all types of construction projects and industrial and commercial development, including Bobcat compact equipment, Club Car golf cars and utility vehicles, and Ingersoll-Rand road pavers, compactors, portable-power products and drilling equipment.

         We have approximately 130 manufacturing locations, roughly 40% of which are outside North America. Approximately 37% of our revenues are derived from outside the United States and due to our diverse businesses, no end market represents more than 15% of our revenues.

         Over the past five years we have pursued an aggressive acquisition and divestiture program focused on: building and maintaining leadership in our four major global markets; enhancing revenue growth and profitability; and reducing the effect of economic cycles on our financial performance.

         IR-New Jersey, our predecessor issuer, was organized in 1905 under the laws of the State of New Jersey as a consolidation of Ingersoll-Sergeant Drill Company and the Rand Drill Company, whose businesses were established in the early 1870s. Over the years, additional products which have been developed internally or obtained through acquisition have supplemented the original business. On December 31, 2001, IR-New Jersey completed a corporate reorganization pursuant to which it became an indirect, wholly owned subsidiary of us, a Bermuda company. See "--Reorganization as a Bermuda Company."

         Our principal executive office is located at Clarendon House, 2 Church Street, Hamilton, HM11 Bermuda, telephone (441) 295-2838.

Reorganization as a Bermuda Company

         On December 31, 2001, IR-New Jersey was effectively reorganized as Ingersoll-Rand Company Limited, a Bermuda company (the "Reorganization"). We believe that our Reorganization as a Bermuda company will enable us to realize a variety of potential, financial and strategic benefits, including to:

          o    help enhance business growth;

          o create a more favorable corporate structure for expansion of our current business;

          o improve expected cash flow for use in investing in the development of higher-growth product lines and higher-growth businesses;

          o improve expected cash flow for use in reducing the amount of our debt;

          o    reduce our worldwide effective tax rate;

          o    enable us to implement our business strategy more effectively;
               and

          o expand our investor base as our shares may become more attractive to non-U.S. investors.

         To consummate the Reorganization, IR Merger Corporation, a New Jersey corporation, merged into IR-New Jersey, with IR-New Jersey as the surviving company. Upon the merger, IR-New Jersey became a wholly owned, indirect subsidiary of ours, and the outstanding shares of IR-New Jersey common stock were automatically cancelled in exchange for the issue of our Class A common shares. In addition, as part of the Reorganization, IR-New Jersey and certain of its subsidiaries transferred shares of certain existing subsidiaries and issued certain debt to us in exchange for 135,250,003 shares of our Class B common shares, such amount of shares being subject to adjustment based on the results of final valuation of the transferred subsidiaries. The number of Class B common shares issued had an aggregate value equal to the fair market value of the shares of the subsidiaries transferred and the amount of debt issued to us based on the market value of IR-New Jersey common stock at the effective time of the merger. Prior to the Reorganization, neither we nor IR-Merger Corporation had any significant assets or capitalization or engaged in any business or other activities other than in connection with formation and the merger and related reorganization transactions.

         We and our subsidiaries, including IR-New Jersey, conduct the same business that IR-New Jersey and its subsidiaries conducted prior to the Reorganization. All of IR-New Jersey's existing debt remained at the IR-New Jersey level. Upon consummation of the reorganization on December 31, 2001, on an unconsolidated basis and excluding debt to affiliates, IR-New Jersey had $3.1 billion of indebtedness, of which we guarantee $2.8 billion.

         The Reorganization will expose us and you to some risks. For a discussion of risk factors associated with the Reorganization that you should consider before investing in any of our securities, please see the discussion under "Risk Factors Relating to the Reorganization". In addition, we cannot assure you that the anticipated benefits of the Reorganization will be realized.

                         About Ingersoll-Rand Company

         Following the Reorganization, IR-New Jersey became our primary U.S. operating subsidiary, and, as such, conducts operations in the same businesses, primarily in the United States, as those described above under "About Us".

         The principal executive offices of IR-New Jersey are located at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, telephone (201) 573-0123.

                  Risk Factors Relating to the Reorganization

         The risk factors described in this section relate only to the Reorganization and may not be the only risk factors that you should consider before investing in our securities. For each offering of securities made using this prospectus, we will include additional risk factors, if appropriate, in the prospectus supplement relating to that issuance of securities.

The Reorganization and related transfers of assets could result in a taxable gain.

         In connection with the Reorganization, IR-New Jersey and certain of its subsidiaries transferred shares of certain of existing subsidiaries, which we refer to as the transferred shares, and issued certain debt to us in exchange for which we issued our Class B common shares to IR-New Jersey and those subsidiaries. There is a possibility of U.S. withholding tax if the Internal Revenue Service successfully disputes the value of the transferred shares. Therefore, while we believe that IR-New Jersey (and we) will not incur significant U.S. federal income or withholding taxes as a result of the transfer of the transferred shares, our projections will not be binding on the Internal Revenue Service. We cannot assure you that our anticipated tax costs with respect to the transferred shares will be borne out, that the Internal Revenue Service will not contest our determination, or that the Internal Revenue Service will not succeed in any such contest.

Certain of our shareholders may be subject to additional tax if we or any of our non-U.S. subsidiaries are considered a "controlled foreign corporation" or "CFC" under current U.S. tax laws.

         A non-U.S. corporation (a "foreign corporation"), such as us, will constitute a "controlled foreign corporation" or "CFC" for U.S. federal income tax purposes if U.S. shareholders owning (directly, indirectly, or constructively) 10% or more of the foreign corporation's total combined voting power collectively own (directly, indirectly, or constructively) more than 50% of the total combined voting power or total value of the foreign corporation's shares. Following the merger and as of December 31, 2001, IR-New Jersey, through its ownership of the non-voting Class B common shares, owned approximately 45% of the total value of our shares. As a consequence, any Class A common shareholder who is considered to own 10% of the voting power in us could cause our foreign subsidiaries or (if the Internal Revenue Service successfully takes the position that the Class B common shares held by IR-New Jersey in us are voting shares) us, ourselves, to be treated as a CFC.

         If we or any of our foreign subsidiaries are treated as a CFC, this status should have no adverse effect on any of our shareholders who do not own (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of our shares or the shares of any of our foreign subsidiaries. If, however, we or any of our foreign subsidiaries are treated as a CFC for an uninterrupted period of 30 days or more during any taxable year, any U.S. shareholder who owns (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of our shares or all classes of the shares of the subsidiary on any day during the taxable year and who directly or indirectly owns any shares in the corporation on the last day of such year in which it is a CFC will have to include in its gross income for U.S. federal income tax purposes its pro rata share of the corporation's "subpart F income" relating to the period during which the corporation is a CFC.

         In addition, the gain on the sale of our shares, if treated as a CFC, realized by such a shareholder would be treated as ordinary income to the extent of the shareholder's proportionate share of our and our CFC subsidiaries' undistributed earnings and profits accumulated during the shareholder's holding period of the shares while we are a CFC.

         If the U.S. shareholder is a corporation, however, it may be eligible to credit against its U.S. tax liability with respect to these potential inclusions foreign taxes paid on the earnings and profits associated with the included income. A disposition of shares by a U.S. shareholder may result in termination of our CFC status or the CFC status of our foreign subsidiaries. See "Certain Tax Considerations--United States Federal Income Tax Considerations--Common Shares, Preference Shares and Depositary Shares--Controlled Foreign Corporations".

The Internal Revenue Service and non-U.S. taxing authorities may not agree with our tax treatment of various items relating to the Reorganization.

         We believe that the Reorganization will help enhance our business growth and cash flow and reduce our worldwide effective tax rate. However, we cannot give any assurance as to the amount of taxes we will pay as a result of or after the Reorganization. The amount of taxes we will pay will depend in part on our treatment by the taxing authorities in the jurisdictions in which we operate.

We may become subject to U.S. corporate income tax, which would reduce our net income.

          Prior to the Reorganization, IR-New Jersey was subject to U.S. corporate income tax on its worldwide income. After the Reorganization, the earnings of IR-New Jersey and its U.S. subsidiaries continue to be subject to U.S. corporate income tax. We believe that after the Reorganization our non-U.S. operations will generally not be subject to U.S. tax other than withholding taxes. However, if the Internal Revenue Service successfully contends that we or any of our non-U.S. affiliates are engaged in a trade or business in the U.S., we or that non-U.S. affiliate would, subject to possible income tax treaty exemptions, be required to pay U.S. corporate income tax and/or branch profits tax on income that is effectively connected with such trade or business.

Tax law changes could adversely affect us and our subsidiaries.

         Changes in tax laws, treaties or regulations or the interpretation or enforcement thereof could adversely affect the tax consequences of the Reorganization to us and our subsidiaries. In this connection, bills have been introduced in the United States Congress which, if enacted, could substantially reduce or eliminate the tax benefits resulting from the Reorganization.

         The Treasury Department has recently announced that it intends to study transactions similar to the Reorganization. Scrutiny of such transactions may lead to changes in the tax laws, tax treaties or tax regulations, with prospective or retroactive effect, which could substantially reduce or eliminate the tax benefits resulting from the Reorganization. In addition, if the Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could substantially reduce or eliminate the tax benefits resulting from the Reorganization.

Anti-takeover provisions in our bye-laws and our shareholder rights plan mirror certain anti-takeover provisions that were in effect with respect to IR-New Jersey prior to the Reorganization.

         Provisions in our bye-laws and shareholder rights plan, which mirror certain provisions that were in IR-New Jersey's certificate of incorporation, by-laws and shareholder rights plan and certain provisions of the New Jersey Business Corporation Act (the "NJBCA"), could discourage unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover by another party. These provisions include:

          o    a staggered board of directors;

          o the possible dilution of a potential acquiror's interest in us as a result of the operation of our shareholder rights plan; and

          o a requirement that 80% of all shareholders approve a business combination with any interested shareholder (generally, a 10% or greater shareholder) if a majority of our board of directors has not previously approved the transaction.

         Similar to the authority of IR-New Jersey's board of directors prior to the Reorganization, our board of directors also may issue preference shares and determine their rights and qualifications. The issuance of preference shares may delay, defer or prevent a merger (referred to under Bermuda law as an "amalgamation"), tender offer or proxy contest involving us. This may cause the market price of our Class A common shares to significantly decrease. See "Description of Authorized Share Capital--Preference Shares", "--Voting Requirements--Greater Voting Requirements", "--Directors" and "--Shareholder Rights Plan".

The enforcement of judgments in shareholder suits against us may be more difficult than it would have been to enforce shareholder suits against IR-New Jersey.

         We are a Bermuda company. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. We have also been advised by Conyers Dill & Pearman that with respect to a final and conclusive judgment obtained in a court of competent jurisdiction in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty), a Bermuda court would be expected to enforce a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud,
(d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

         As a result, it may be difficult for a holder of our securities to effect service of process within the United States or to enforce judgments obtained against us in U.S. courts. We will irrevocably agree that we may be served with process with respect to actions based on offers and sales of securities made in the United States by having Ingersoll-Rand Company, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, be our U.S. agent appointed for that purpose.

         A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                      Ratio of Earnings to Fixed Charges

     The following table sets forth our ratio of earnings to fixed charges for the three month period ended March 31, 2002. We have not included our ratio of earnings to fixed charges for the years in the five year period ended December 31, 2001 because we did not conduct business during any of those periods.

     The following table also sets forth IR-New Jersey's ratio of earnings to fixed charges, prior to the Reorganization, for each of the years in the five year period ended December 31, 2001. We are the successor to IR-New Jersey following the Reorganization. The Reorganization was accounted for as a reorganization of entities under common control, and accordingly it did not result in any changes to consolidated amounts of assets, liabilities and shareholders' equity. We do not presently have (and IR-New Jersey did not have) any preference shares outstanding during the five year period ended December 31, 2001. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, excluding our or IR-New Jersey's, as the case may be, proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), equity-linked securities charges, amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.


                                           Three Month
                                           Period Ended
                                            March 31,                Years Ended December 31,
                                           ------------  --------------------------------------------------
                                              2002       2001       2000         1999        1998      1997
                                              ----       ----       ----         ----        ----      ----
Ratio of earnings to fixed charges            2.38       1.83       3.44         4.28        3.59      4.44



                                Use of Proceeds

         We plan to add the proceeds we receive from sales of securities to our general funds and to use them for general corporate purposes. These could include capital expenditures, repayment or purchase of our already issued long-term debt, investment in subsidiaries, additions to working capital, repayment of short-term commercial paper notes or other short term debt, acquisitions and other business opportunities.

                      Description of the Debt Securities

         The following description of debt securities sets forth certain general terms and provisions of debt securities. The particular terms of the debt securities offered will be described in the prospectus supplement relating to the securities.

         We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be:

          o senior unsecured obligations issued in one or more series under a senior indenture to be entered into between us and Wells Fargo Bank Minnesota, N.A., as trustee; or

          o subordinated unsecured obligations issued in one or more series under a subordinated indenture to be entered into between us and Wells Fargo Bank Minnesota, N.A., as trustee.

         The trustee for each series of debt securities will be Wells Fargo Bank Minnesota, N.A., unless otherwise specified in the applicable prospectus supplement.

         The following description only summarizes the terms of the indentures and the debt securities. For more information you should read the indentures. In addition, the following description is qualified in all respects by reference to the actual text of the indentures and the forms of the debt securities.

General

         The indentures do not limit the amount of debt securities which we may issue and provide that debt securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which we may authorize from time to time.

         You should review the prospectus supplement for the following terms of the debt securities being offered:

          o the designation, aggregate principal amount and authorized denominations of the debt securities;

          o    the purchase price of the debt securities;

          o    the date or dates on which the debt securities will mature;

          o the rate or rates per annum, if any (which may be fixed or variable), at which the debt securities will bear interest or the method by which such rate or rates will be determined;

          o the dates on which the interest will be payable and the record dates for payment of interest, if any;

          o the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on the debt securities will be payable;

          o the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of us to repurchase the debt securities;

          o    whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global debt securities and, if so, the identity of the depositary, if any, for such note or notes;

          o whether the debt securities will be senior debt securities or subordinated debt securities;

          o the terms, if any, upon which such debt securities may be convertible into or exchangeable for other securities;

          o whether the debt securities will be guaranteed by IR-New Jersey as described under "--Guarantee" below;

          o    any special tax implications of the debt securities;

          o any addition to or change or deletion of any event of default or any covenant specified in the applicable indenture; and

          o any other additional provisions or specific terms which may be applicable to that series of debt securities.

         Unless otherwise indicated in the prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or multiples of $1,000.

         The debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.

Ranking of Debt Securities

         The senior debt securities will be unsecured unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness (as defined in the related prospectus supplement), including the senior debt securities. See "--Subordination of Subordinated Debt Securities." Because the debt securities will not be secured, they will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

         We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the debt securities. In addition, because we are a holding company, holders of our debt securities will have a junior position to the claims of creditors of our non-guarantor subsidiaries on their assets and earnings. The prospectus supplement relating to a series of debt securities will state whether those debt securities will be guaranteed by IR-New Jersey. For a description of that guarantee, see "--Guarantee".

Guarantee

         If the applicable prospectus supplement relating to a series of senior debt securities provides that those senior debt securities will have the benefit of the guarantee by IR-New Jersey, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by IR-New Jersey. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of IR-New Jersey.

         If the applicable prospectus supplement relating to a series of subordinated debt securities provides that those subordinated debt securities will have the benefit of the guarantee by IR-New Jersey, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by IR-New Jersey. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of IR-New Jersey's existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See "--Subordination of Subordinated Debt Securities."

         The obligations of IR-New Jersey under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Conversion and Exchange

         The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preference shares or other debt securities will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Registration of Transfer and Exchange

         Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require a payment by the holder to cover any tax or other governmental charge. We will not be required to register the transfer of or exchange debt securities of any series:

          o during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of securities of that series selected for redemption; or

          o selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment

         Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on the debt securities will be paid at the place or places that we will designate for such purposes. However, at our option, we may make interest payments by check mailed to persons in whose names our debt securities are registered. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security which is payable and is punctually paid or duly provided for on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment. We will pay the principal of and any premium on registered debt securities only against surrender of those debt securities.

Global Notes

         The debt securities of a series may be issued in whole or in part in the form of one or more global notes that will be deposited with or on behalf of a depositary located in the United States identified in the prospectus supplement relating to the applicable series.

         The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

         Unless otherwise specified in an applicable prospectus supplement, debt securities which are to be represented by a global note to be deposited with or on behalf of a depositary will be represented by a global note registered in the name of such depositary or its nominee. Upon the issuance of a global note in registered form, the depositary for the global note will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global note to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global notes. Ownership of beneficial interests in global notes by persons that hold the beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by the participant.

         So long as the depositary for a global note in registered form, or its nominee, is the registered owner of the global note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the applicable indenture governing the debt securities. Except as described below, owners of beneficial interests in the global notes will not be entitled to have debt securities of the series represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form and will not be considered the owners or holders thereof under the applicable indenture.

         Payment of principal of, premium, if any, and any interest on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global note representing the debt securities. We will not, nor will IR-New Jersey, the trustee, any paying agent or the security registrar for the debt securities have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participants.

         A global note may not be transferred except as a whole by the depositary for the global note to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor. If a depositary for debt securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the global note or notes representing the debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more global notes and, in that event, we will issue debt securities in definitive form in exchange for the global note or notes representing the debt securities.

Certain Covenants of the Debt Securities

         Senior Debt Securities. The senior debt securities will include the following covenants:

         Limitation on Liens. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, we will not, and will not permit any restricted subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind (hereinafter referred to as a "mortgage" or "mortgages") on any principal property of ours or a restricted subsidiary or on any shares or funded indebtedness of a restricted subsidiary (whether such principal property, shares or funded indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the senior debt securities (together, if we shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by us or such restricted subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with or prior to such indebtedness. The senior indenture excludes, however, from the foregoing any indebtedness secured by a mortgage (including any extension, renewal or replacement of any mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

          o on property, shares or funded indebtedness of any corporation existing at the time such corporation becomes a restricted subsidiary;

          o on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property;

          o on property, shares or funded indebtedness of a corporation existing at the time such corporation is merged into or consolidated with us or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a restricted subsidiary;

          o on property of a restricted subsidiary to secure indebtedness of such restricted subsidiary to us or another restricted subsidiary;

          o on our property or property of a restricted subsidiary in favor of the United States or any State thereof or Bermuda, or any department, agency or instrumentality or political subdivision of the United States or any State thereof or Bermuda, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgage; or

          o    existing at the date of the senior indenture.

         Limitation on Sale and Leaseback Transactions. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, sale and leaseback transactions (which are defined in the senior indenture to exclude leases expiring within three years of making, leases between us and a restricted subsidiary or between restricted subsidiaries and any lease of part of a principal property, which has been sold, for use in connection with the winding up or termination of the business conducted on such principal property) by us or any restricted subsidiary of any principal property are prohibited, unless (a) we would be entitled to incur indebtedness secured by a mortgage on such principal property (see "Limitations on Liens" above) or (b) an amount equal to the fair value of the principal property so leased (as determined by our board of directors) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of our senior debt securities or funded indebtedness of any restricted subsidiary on a parity with the senior debt securities or to purchase, improve or construct principal properties.

         Exempted Indebtedness. Notwithstanding the limitations on mortgages and sale and leaseback transactions described above, we or any restricted subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the attributable debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the senior indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause (b) under "Limitation on Sale and Leaseback Transactions") does not exceed 10% of our and our consolidated subsidiaries shareholders' equity. "Attributable debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal term unless the renewal is at the option of the lessor), computed by discounting from the actual respective due dates to such date such total net amount of rent at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, at the rate per annum borne by the initial series of debt securities issued under the senior indenture, except that if no interest is payable in respect of the initial series of debt securities issued under the senior indenture or if such rate is not fixed, then at the rate of 8-3/8% per annum. "Our and our consolidated shareholders' equity" means the share capital, share premium, contributed surplus and retained earnings of us and our consolidated subsidiaries, excluding the cost of our shares held by our affiliates, all as determined in accordance with U.S. generally accepted accounting principles.

         Restrictions Upon Merger and Sales of Assets. Upon any consolidation, amalgamation or merger of us with or into any other corporation or any sale, conveyance or lease of all or substantially all of our property to any other corporation, the corporation (if other than us) formed by such consolidation or amalgamation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia or Bermuda) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the senior debt securities. We will not consolidate, amalgamate or merge, or make any such sale, lease or other disposition, and will not permit any other corporation to merge into us, unless immediately after giving effect thereto, we or such successor corporation, as the case may be, will not be in default under the senior indenture.

         If, upon any such consolidation, amalgamation, merger, sale, conveyance or lease, or upon any consolidation, amalgamation or merger of any restricted subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any restricted subsidiary to any other corporation, any principal property or any shares or funded indebtedness of any restricted subsidiary would become subject to any mortgage, we will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the senior debt securities (together with, if we shall so determine, any other indebtedness of or guarantee by us or such restricted subsidiary ranking equally with the senior debt securities) by a mortgage, the lien of which will rank prior to the lien of such mortgage of such other corporation on all assets owned by us or such restricted subsidiary.

         If the senior debt securities are guaranteed by IR-New Jersey, then upon any consolidation or merger of IR-New Jersey with or into any other corporation or any sale, conveyance or lease of all or substantially all of IR-New Jersey's property to any other corporation, the corporation (if other than IR-New Jersey) formed by such consolidation, or into which IR-New Jersey shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia) shall expressly assume the guarantee of the senior debt securities. If the senior debt securities are guaranteed by IR-New Jersey, IR-New Jersey will not consolidate or merge, or make any such sale, lease or other disposition, and will not permit any other corporation to merge into it, unless immediately after giving effect thereto, IR-New Jersey or such successor corporation, as the case may be, will not be in default under the senior indenture or the guarantee. Notwithstanding the foregoing, IR-New Jersey may consolidate or merge with or sell, convey or lease substantially all of its assets to us without limitation.

         Certain Definitions. The term "principal property" means any manufacturing plant or other manufacturing facility of ours or any restricted subsidiary, which plant or facility is located within the United States, except any such plant or facility which the board of directors by resolution declares is not of material importance to the total business conducted by us and our restricted subsidiaries.

         The term "funded indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee.

         The term "restricted subsidiary" means any subsidiary which owns a principal property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States.

         The term "subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of the corporation shall at the time be owned by us or by us and one or more subsidiaries or by one or more subsidiaries.

         Subordinated Debt Securities. The subordinated debt securities will include those covenants which may be set forth in the prospectus supplement to which such debt securities relate, including the following:

         Restrictions Upon Merger and Sales of Assets. Upon any consolidation, amalgamation or merger of us with or into any other corporation or any sale, conveyance or lease of all or substantially all of our property to any other corporation, the corporation (if other than us) formed by such consolidation or amalgamation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia or Bermuda) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the subordinated debt securities. We will not consolidate, amalgamate or merge, or make any such sale, lease or other disposition, and will not permit any other corporation to merge into us, unless immediately after giving effect thereto, we or such successor corporation, as the case may be, will not be in default under the subordinated indenture.

         If the subordinated debt securities are guaranteed by IR-New Jersey, then upon any consolidation or merger of IR-New Jersey with or into any other corporation or any sale, conveyance or lease of all or substantially all of IR-New Jersey's property to any other corporation, the corporation (if other than IR-New Jersey) formed by such consolidation, or into which IR-New Jersey shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia) shall expressly assume the guarantee of the subordinated debt securities. If the subordinated debt securities are guaranteed by IR-New Jersey, IR-New Jersey will not consolidate or merge, or make any such sale, lease or other disposition, and will not permit any other corporation to merge into it, unless immediately after giving effect thereto, IR-New Jersey or such successor corporation, as the case may be, will not be in default under the subordinated indenture or the guarantee. Notwithstanding the foregoing, IR-New Jersey may consolidate or merge with or sell, convey or lease substantially all of its assets to us without limitation.

Events of Default

         As to each series of debt securities, an event of default is defined in each indenture as being:

          o default in payment of any interest or any sinking fund payment on such series which continues for 30 days (subject to the deferral of any interest payment in the case of an extension period);

          o default in payment of any principal or premium, if any, on such series;

          o default after written notice in performance of any other covenant in such indenture (other than a covenant included solely for the benefit of debt securities of another series) which continues for 90 days;

          o certain events in bankruptcy, insolvency or reorganization relating to us or, if the debt securities of that series are guaranteed by IR-New Jersey, certain events in bankruptcy, insolvency or reorganization relating to IR-New Jersey; or

          o other events of default specified in or pursuant to a board resolution or in a supplemental indenture.

         Each indenture provides that the trustee may withhold notice to the holders of debt securities of such series of any default (except in payment of principal, interest, if any, or premium, if any, on such series or in payment of any sinking fund installment on such series) if the trustee considers it in the interest of such holders to do so.

         In case an event of default (other than a default resulting from bankruptcy, insolvency or reorganization) shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal of the debt securities of such series (or, if the debt securities of that series were issued as discounted debt securities, such portion of the principal as may be specified in the terms of that series) to be due and payable. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series (or, if the debt securities of that series were issued as discounted debt securities, such portion of the principal as may be specified in the terms of that series) will automatically become due and payable. Any event of default with respect to the debt securities of any series (except defaults in payment of principal or premium, if any, or interest, if any, on the debt securities of such series or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each outstanding security of such series) may be waived by the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding.

         Subject to the provisions of each indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under such indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in each indenture, the holders of a majority in principal amount of the debt securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. We are required annually to deliver to the trustee an officers' certificate stating whether or not the signers have knowledge of any default in performance by us of the covenants described above.

Discharge

         The applicable indenture with respect to the debt securities of any series may be discharged (with the exception of specified provisions as provided in the indentures) when either:

          o all debt securities, with the exceptions provided for in the applicable indenture, of that series have been delivered to the trustee for cancellation; or

          o all debt securities of that series not theretofore delivered to the trustee for cancellation have (1) become due and payable,
               (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year; and we have deposited or caused to be deposited with the trustee in trust an amount of (a) money, or (b) in the case of clauses (2) and (3), (A) U.S. government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the stated maturity or redemption date, as the case may be, money in an amount or (B) a combination of money or U.S. government obligations as provided in (A) above, in each case sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal, premium, if any, and interest, if any, to the date of such deposit in the case of debt securities which have become due and payable or to the stated maturity or redemption date, as the case may be.
Defeasance

         Both indentures provide that we may discharge the entire indebtedness of all outstanding debt securities of a series and the provisions of the indenture as they relate to such debt securities will no longer be in effect (with the exception of specified provisions as provided in the indentures) if we deposit or cause to deposited with the trustee, in trust, money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of such debt securities. To exercise any such option, we are required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge.

         Both indentures provide that we, at our option, need not comply with certain restrictive covenants of such indenture as to any series of debt securities (in the case of senior debt securities as described above under "--Certain Covenants of the Debt Securities--Limitation on Liens", "--Limitation on Sale and Leaseback Transactions" and the second paragraph of "--Restrictions Upon Merger and Sales of Assets"), upon the deposit with the trustee, in trust, of money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of such debt securities. To exercise any such option, we are required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Modification of the Indentures

         Each indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by such modification

(voting as one class), to modify such indenture or the rights of the holders of the debt securities, except that no such modification shall, without the consent of the holder of each debt security so affected:

          o change the maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted debt security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium of payment of such debt security, or impair the right of any holder to institute suit for payment thereof, or, if the debt securities are guaranteed by IR-New Jersey, release IR-New Jersey from any of its obligations under the guarantee otherwise than in accordance with the terms of the applicable indenture; or

          o reduce the percentage of debt securities, the consent of the holders of which is required for any such modification or for certain waivers under such indenture.

         Each indenture contains provisions permitting us and the trustee, without the consent of any holders, to modify the indenture for any of the following purposes:

          o to evidence the succession of another corporation to us or IR-New Jersey and the assumption by any such successor of our covenants in the applicable indenture and the debt securities or IR-New Jersey's covenants in the applicable indenture and the guarantee;

          o to add to our or IR-New Jersey's covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us or IR-New Jersey in the applicable indenture;

          o    to add any additional events of defaults;

          o to add or change any provisions of the applicable indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form;

          o to change or eliminate any provision of the applicable indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to such modification which is entitled to the benefit of such provision;

          o to establish the form or terms of any debt securities of any series as permitted by the applicable indenture;

          o in the case of the senior debt securities, to secure those debt securities;

          o to evidence and provide for the acceptance of appointment under the applicable indenture by a successor trustee with respect to the debt securities of one or more series and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

          o to evidence and provide for the acceptance of appointment of a trustee other than Wells Fargo Bank Minnesota, N.A. as trustee for a series of debt securities and to add or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

          o to provide for any rights of the holder of debt securities of any series to require the repurchase of debt securities of such series from us;

          o to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act;

          o to cure any ambiguity, to correct or supplement any provision of the indenture which may be inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

          o for any other reason specified in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

         The payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, and as may be further described in the applicable prospectus supplement, in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness which may at any time and from time to time be outstanding. Similarly, if the subordinated debt securities are guaranteed by IR-New Jersey, the guarantees of the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, and as may be further described in the applicable prospectus supplement, to obligations in respect of all senior indebtedness of IR-New Jersey to the same extent as the subordinated debt securities are subordinated to our senior indebtedness.

         Unless otherwise provided in the applicable prospectus supplement with respect to an issue of subordinated debt securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to our assets, or any liquidation, dissolution or other winding-up, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of our assets or liabilities, all senior indebtedness must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any subordinated debt securities.

         In addition, the applicable prospectus supplement may provide that no payment on account of the subordinated debt securities offered thereby shall be made during the continuance of certain defaults with respect to our senior indebtedness or certain of our designated senior indebtedness.

         In the event that, notwithstanding the foregoing, any payment or distribution of our assets (excluding the distribution of certain permitted equity or subordinated securities) is received by the subordinated trustee or the holders of any of the subordinated debt securities, under the circumstances described above and before all senior indebtedness is paid in full, such payment or distribution will be paid over to the holders of such senior indebtedness or on their behalf for application to the payment of all such senior indebtedness remaining unpaid until all such senior indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

         By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our and IR-New Jersey's general creditors may recover more, ratably, than holders of the subordinated debt securities.

         If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the definitions of senior indebtedness and designated senior indebtedness applicable to that series, any payment blockage provisions and the approximate amount of such senior indebtedness with respect to us and, if the subordinated debt securities are guaranteed by IR-New Jersey, IR-New Jersey, outstanding as of a recent date.

Concerning the Trustee

         The Company may from time to time maintain lines of credit and have other customary banking relationships with each trustee and its affiliated banks.

Governing Law

         The indentures, the debt securities and the guarantee will be governed by, and construed in accordance with, the law of the State of New York.

                      Description of Securities Warrants

General

         We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

         You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

          o    the title of the warrants;

          o    the aggregate number of the warrants;

          o    the price or prices at which the warrants will be issued;

          o the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

          o our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

          o the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

          o the date on which the right to exercise the warrants will commence and the date on which that right will expire;

          o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

          o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

          o if applicable, the date on and after which the warrants and the related securities will be separately transferable;

          o    information with respect to book-entry procedures, if any;

          o if applicable, a discussion of certain United States federal income tax considerations; and

          o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                    Description of Authorized Share Capital

         The following description of our authorized share capital summarizes certain provisions of our memorandum of association, our amended and restated bye-laws, the rights agreement, between us and The Bank of New York, as rights agent, and the Companies Act 1981 of Bermuda (the "Companies Act"), and is subject to and is qualified in its entirety by reference to such documents and provisions. Under Bermuda law, shareholders are referred to as members, although we refer to them as shareholders in this description for ease of reference.

General

         Our authorized share capital is US$1,175,010,000, consisting of (1) 1,175,000,000 common shares, par value US$1.00 per share, which common shares consist of (a) 600,000,000 Class A common shares and (b) 575,000,000 Class B common shares, and (2) 10,000,000 preference shares, par value US$0.001 per share, which preference shares consist of 600,000 Series A preference shares and such other series of preference shares as may be designated from time to time with the respective rights and restrictions determined by the board of directors. At April 30, 2002, 168,972,893 Class A common shares were issued and outstanding and 135,250,003 Class B common shares were issued and held by our subsidiaries. We also had outstanding, as of such date, 168,972,893 Series A preference share purchase rights. No preference shares are currently issued or outstanding. Pursuant to this prospectus, we may issue Class A common shares or preference shares.

Class A Common Shares

         Dividends. Subject to any rights and restrictions of any other class or series of preference shares, the board of directors, in its discretion, may from time to time declare dividends and other distributions on the issued Class A common shares and Class B common shares and authorize payment of such dividends and other distributions. Such dividends or other distributions may be in cash, shares of other companies or other property out of assets or funds legally available therefor.

         If at any time a dividend or other distribution in cash, shares or other property is declared or paid on Class A common shares, a like dividend or other distribution in kind and amount shall also be declared and paid on Class B common shares.

         Liquidation, Dissolution and Winding Up. Upon the liquidation, dissolution or winding up of our company, whether voluntary or involuntary, after full amounts that holders of any other issued shares ranking senior to the common shares as to distribution on liquidation, dissolution or winding up are entitled to receive have been paid or set aside for the payment thereof, the holders of our Class A common shares and our Class B common shares are entitled to receive, pro rata, any and all of our remaining assets available for distribution to the holders of common shares. The liquidator may deduct from the amount payable in respect of those common shares any liabilities the holder has to or with us. The assets received by the holders of our common shares in a liquidation, dissolution or winding up may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

         Voting. Each holder of our Class A common shares will be entitled to one vote per Class A common share held, subject to any required preference share class votes, and directors will be elected in accordance with the procedures described below. The Class A common shares will vote together as one class with the holders of our Class B common shares and our preference shares on any matter for which holders of our Class B common shares are entitled to vote under the Companies Act and on any matter which the holders of preference shares are entitled to vote under the Companies Act or the applicable series of preference shares. Except as otherwise specifically provided in our bye-laws or in the Companies Act, any action to be taken by the shareholders at any general meeting at which a quorum is in attendance shall be decided by the affirmative vote of a majority of the votes cast at the general meeting. Two or more persons present in person and representing in person or by proxy a majority of the shares entitled to vote shall constitute a quorum at a general meeting of shareholders.

         Generally, the holders of our Class B common shares will not be entitled to vote. However, under the Companies Act, each of our shares carries the right to vote in respect of an amalgamation or merger, whether or not it otherwise carries the right to vote. We and IR-New Jersey have entered into a voting agreement which provides that in those limited instances where our Class B common shares have the right to vote, IR-New Jersey or any of our other subsidiaries holding our Class B common shares shall vote (or abstain from voting) the shares in the same proportion as the holders of our Class A common shares.

         Subject to the interested shareholder provisions described below in "Voting Requirements--Greater Voting Requirements," shareholders holding a majority of the shares voting at a general meeting (including our Class B common shares voting as a class with our Class A common shares), and each class or series of shares present and voting at a general meeting, and entitled to vote as a class or series, is required to approve an amalgamation or merger.

         Cumulative voting in the election of directors is permitted under our bye-laws. As such, at all elections of directors, each holder of our Class A common shares will be entitled to as many votes as shall equal the number of votes that the holder would be entitled to cast at a general meeting, multiplied by the number of directors to be elected. A holder may cast all such votes for a single director, or may distribute them among two or more of the nominated directors as the holder may see fit. For more information on the election of directors, see "--Directors".

         Redemption, Repurchase and Conversion. Class A common shares will not be convertible into shares of any other class or series or be subject to redemption either by us or the holders of Class A common shares, provided, however, that subject to compliance with Bermuda law, we may repurchase shares for cancellation with the consent of the holder of such shares.

         Class B common shares will be convertible by the holder thereof into Class A common shares on a one-for-one basis in the following circumstances:

          o to satisfy our obligations or any of our subsidiaries or affiliated companies to issue Class A common shares with regard to the issuance of shares under any of our share or deferred compensation plans or the share or deferred compensation plans of any of our subsidiaries or affiliated companies; or

          o as consideration for any acquisition of shares or assets of a third party. See "--Restrictions on Transfer."


         In addition, and subject to the Companies Act, holders of Class B common shares will have the right at any time following the issuance thereof upon notice to us to require us to purchase for cancellation any or all of the Class B common shares for cash at the per share fair market value of the Class A common shares as of the date of such notice. The purchased Class B common shares will then be cancelled by us. The fair market value per share of the Class A common shares, as of any date, means the average of the high and low sales prices of a share of the Class A common shares as reported on the New York Stock Exchange composite tape on the applicable date. If no sales of Class A common shares were made on the New York Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the most recent preceding day on which sales of the Class A common shares were made will be the fair market value. Payment will be made within 180 calendar days of the date of the notice and will include interest at the prime rate of JPMorgan Chase Bank or its successor from the date of the notice until the date of payment.

         Restrictions on Transfer. Class A common shares are not subject to restrictions on transfer, other than as required to comply with applicable Bermuda law and U.S. and other securities laws.

         Class B common shares may only be held by IR-New Jersey and other of our wholly-owned subsidiaries, and as such, may not be transferred out of the Ingersoll-Rand Company Limited consolidated group prior to being converted to Class A common shares as described above under "-- Redemption, Repurchase and Conversion." Our bye-laws provide that in the event Class B common shares are transferred to any person or entity other than our wholly-owned, direct or indirect, subsidiary, the shares so transferred will convert automatically into Class A common shares on a one-for-one basis subject to adjustment for share divisions or other recapitalization events. Any transfer of Class A common shares following conversion from Class B common shares will only be made in accordance with the applicable securities laws and rules of the New York Stock Exchange, including those rules relating to required shareholder approvals.

         Subject to the Companies Act, any shareholder may transfer any or all of the holder's shares by an instrument of transfer in a usual common form or in another form which the board of directors or our agent may approve. The board of directors may also decline to register any transfer unless:

          o it is accompanied by a duly executed instrument of transfer and by the certificate in respect of the shares to which it relates, if a certificate has been issued by us in respect of the shares to be transferred, and by such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and

          o all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained.

         Preemptive Rights. Holders of our common shares shall have no preemptive or preferential rights to subscribe to or purchase any of our securities.

         Compulsory Acquisition of Shares Held by Minority Holders. An acquiring party is generally able to compulsorily acquire the common shares of minority shareholders in one of the following ways:

          o By a procedure under Section 99 of the Companies Act known as a "scheme of arrangement". A scheme of arrangement is a compromise or agreement made between us and our creditors or shareholders, which is made by obtaining (1) the consent for the arrangement of the holders of the Class A common shares and Class B common shares by a majority in number representing 75% in value of the shares voting at such meeting at which a quorum is present in person or by proxy and (2) the consent of the Bermuda Court. A scheme of arrangement is binding on all of our members or creditors.

          o By a procedure under Section 102 of the Companies Act for the compulsory acquisition of the shares of shareholders who dissent from a scheme or contract which involves the transfer of shares in us to another company. Where such a scheme or contract is approved by the holders of 90% in value of the shares to be transferred, the transferee company can, within 2 months of such approval, serve notice requiring those shareholders who dissent to transfer their shares to the transferee company. If no application is made by a dissenting shareholder to the Bermuda court within one month of receiving such notice, the dissenting shareholder is obliged to transfer his shares to the transferee on the terms of the scheme or contract. There are additional requirements which the transferee company has to satisfy in the event that it already holds more than 10% in value of the shares in us when proposing the scheme or contract.

          o By a procedure under Section 103 of the Companies Act, under which the holders of not less than 95% of the shares or a class of shares in us may give notice to the remaining shareholders or shareholders of the relevant class that they wish compulsorily to acquire their shares, on the terms set out in the notice. The shareholders receiving the notice can either accept it, or apply to the Bermuda court within one month of receiving such notice for the court to appraise the value of their shares. The shareholder who gave the notice to acquire has the option either to proceed to acquire the shares at the price fixed by the court, or to discontinue the purchase.

         If the procedures under Section 99 of the Companies Act are followed correctly, the rights of the holders of the Class A common shares and Class B common shares could be compulsorily varied or modified. If the procedures under Sections 102 or 103 are followed correctly, holders of the Class A common shares and Class B common shares could be compelled to sell their shares under the terms of the scheme or contract proposed or at the fair value of such shares as determined by the Bermuda court.

         Liability for Further Calls or Assessments; No Sinking Fund. Our outstanding Class A common shares are duly and validly issued, fully paid and non-assessable. Our common shares have no sinking fund provisions.

         Transfer Agent. The registrar and transfer agent for the Class A common shares is The Bank of New York.

         Listing. Our Class A common shares are listed on the New York Stock Exchange under the trading symbol "IR".

Preference Shares

         Our bye-laws provide for preference shares which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by our board of directors. We have no present plan to issue any preference shares other than in accordance with our rights plan. However, our board of directors, without shareholder approval, may issue preference shares that could adversely affect the voting power of holders of the common shares. Issuance of preference shares could be utilized, under certain circumstances, in an attempt to prevent a takeover of us.

         The following description sets forth certain general terms and provisions of the preference shares to which a prospectus supplement may relate. Certain terms of a series of the preference shares offered by a prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement and if permitted by our memorandum of association and bye-laws, the terms of any such series may differ from the terms set forth below. The following description of the preference shares summarizes certain provisions of our bye-laws, and is subject to and qualified in its entirety by reference to our bye-laws, and the board of directors resolution designating the rights, which will be filed with the SEC promptly after any offering of such series of preference shares. The following description, together with any description of the terms of a series of preference shares set forth in the related prospectus supplement, summarizes all of the material terms of such series of preference shares.

         General. The board of directors may from time to time authorize the issuance of preference shares in one or more series of preference shares, and in the resolution or resolutions providing for the issuance of such shares, the board of directors is expressly authorized to fix for each such series:

          o the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the board or directors in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the board of directors;

          o the rate of dividends payable on shares of such series, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

          o the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

          o the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

          o the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of us, whether voluntary or involuntary;

          o the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

          o the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more of our additional directors in case of dividend arrearages or other specified events, or upon other matters;

          o whether or not the holders of shares of such series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series, now or hereafter authorized;

          o whether or not the issuance of additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series; and

          o such other rights, preferences and limitations as may be permitted to be fixed by our board of directors under the laws of Bermuda as in effect at the time of the creation of such series.

         Subject to these bye-laws and except to the extent otherwise provided for in a series of preference shares in its designation, the preference shares, irrespective of series, shall be of equal rank and be identical in all respects. The board of directors is authorized to change the designations, rights, preferences and limitations of any series of preference shares theretofore established, no shares of which have been issued.

         Dividends. The holders of preference shares shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the board of directors, payable in respect of each series on the date or dates which shall be fixed by the board of directors with respect to each particular series.

         If at any time there are two or more series of preference shares outstanding, any dividend paid upon preference shares in an amount less than all dividends accrued and unpaid on all outstanding preference shares shall be paid ratably among all series of preference shares in proportion to the full amount of dividends accrued and unpaid on each such series.

         So long as any preference share is outstanding, no dividend shall be paid or declared, nor any distribution made, on the common shares or any of our other shares ranking junior to the preference shares in the payment of dividends (other than a dividend payable in shares of junior rank), nor shall any shares of common shares or any other shares of junior rank be acquired for consideration by us or by any subsidiary except in exchange for shares of junior rank unless:

          o full dividends on the preference shares for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof; and

          o all of our obligations, if any, with respect to the redemption or purchase of shares of preference shares in accordance with the requirements of any sinking fund have been met.

         Subject to the foregoing provisions, such dividends (payable in cash, shares or otherwise) as may be determined from time to time by the board of directors may be declared and paid on the common shares or any other shares of junior rank out of our remaining funds legally available for the payment of dividends; and the preference shares shall not be entitled to participate in any such dividends, whether payable in cash, shares or otherwise.

         Redemption. If so provided by the board of directors, we may, at the option of the board of directors, or in accordance with the requirements of any sinking fund for the preference shares or any series thereof, redeem the whole or any part of the preference shares at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the board of directors pursuant to the memorandum of association and bye-laws, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the board of directors for any such redemption; provided, however, that no optional redemption of less than all of the preference shares shall take place unless:

          o full dividends on the preference shares for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof; and

          o all of our obligations, if any, with respect to the redemption or purchase of preference shares in accordance with the requirements of any sinking fund have been met.


         If at any time there are two or more series of preference shares outstanding, any amount expended in purchasing or redeeming shares of preference shares pursuant to the provisions of sinking funds therefore which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of preference shares in proportion to the full amount of expenditures of such funds then required in respect of each such series.

Voting Requirements

         Majority Voting Requirements. Subject to the provisions described below under "--Greater Voting Requirements" and except as otherwise expressly provided in our memorandum of association, bye-laws, the Companies Act, or as may otherwise be required by law, action to be taken by the shareholders at any general meeting at which a quorum is in attendance shall be decided by the affirmative vote of a majority of the votes cast at the general meeting (including Class B common shares voting as a class with Class A common shares in those circumstances where the Class B common shares are entitled to vote). As a result, in the case of each of:

          o    a plan of amalgamation, merger or consolidation;

          o    a dissolution of us;

          o an amendment to the memorandum of association or our bye-laws (amendments to our bye-laws also require a resolution of our board of directors); and

          o a sale, lease, exchange or other disposition of all, or substantially all, of our assets,

any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of our shares entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall be subject to such greater requirements as are provided in the Companies Act for specific amendments or as may be provided in the memorandum of association or bye-laws. We and IR-New Jersey have entered into a voting agreement which provides that in those limited circumstances where our Class B common shares have the right to vote, IR-New Jersey or any other of our subsidiaries holding our Class B common shares shall vote (or abstain from voting) the shares in same proportion as the holders of our Class A common shares. See "--Class A Common Shares--Voting".

         Greater Voting Requirements. As provided in our bye-laws, the affirmative vote of the holders of 80% of the shares then in issue of all classes of shares entitled to vote considered for purposes of this provision as one class, is required for us to engage in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder), provided that the above vote requirement does not apply to:

          o any business combination with an interested shareholder that has been approved by the board of directors; or

          o any agreement for the amalgamation, merger or consolidation of any of our subsidiaries with us or with another of our subsidiaries if (1) the relevant bye-law provisions will not be changed or otherwise affected by or by virtue of the amalgamation, merger or consolidation and (2) the holders of greater than 50% of the voting power of us or the subsidiary, as appropriate, immediately prior to the amalgamation, merger or consolidation continue to hold greater than 50% of the voting power of the amalgamated company immediately following the amalgamation, merger or consolidation.

         Our bye-laws provide that "business combination" means:

          o any amalgamation, merger or consolidation of us or one of our subsidiaries with an interested shareholder or with any person that is, or would be after such amalgamation, merger or consolidation, an affiliate or associate of an interested shareholder;

          o any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of all or any material part of the assets of us or one of our subsidiaries; and

          o any issuance or transfer of our shares upon conversion of or in exchange for the securities or assets of any interested shareholder, or with any company that is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder.

         Subject to the interested shareholder provisions described above, shareholders holding a majority of the shares voting at a general meeting (including Class B common shares voting as a class with Class A common shares), and each class or series of shares present and voting at a general meeting, and entitled to vote as a class or series, is required to approve an amalgamation or merger.

         In addition, greater voting requirements also apply to certain interested director transactions. Under the Companies Act, except for certain limited circumstances, the consent of the holders of 90% of the shares then in issue of all classes of shares entitled to vote, is required for us to make a loan to or enter into any guarantee or provide security in respect of any loan made to any person who is a director (or certain related persons or companies) of our company (or of our holding company, if there is one). In addition, a director who has an interest in any material contract or proposed material contract (or in any person that is a party to the contract) with us or any of our subsidiaries and who fails to disclose the interest shall be deemed not to be acting honestly and in good faith.

         Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of our common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares required or permitted to take such action. Under our bye-laws, a special general meeting may be called by the chairman of the board of directors, the president, a majority of the board of directors, or upon the request of shareholders holding at least 10% of our shares as provided in the Companies Act. Our bye-laws provide that any matter to be voted upon at a meeting called by shareholders requires the affirmative vote of at least 66 2/3% of the shares entitled to vote.

         Changes to Rights of a Class or Series. Any rights attached to any class or series of our shares, unless otherwise provided by the terms of that class or series, may be varied only with the consent in writing of the holders of 75% of that class or series or by a resolution passed at a separate general meeting of holders of the shares of that class or series. Each holder of shares of the class or series present will have one vote for each share of the class or series held to the extent such class or series has voting rights. Outstanding shares will not be deemed to be varied by the creation or issue of shares that rank in any respect prior to or equivalent with those shares.

Directors

         Our bye-laws provide that the board of directors will consist of not less than three nor more than twenty persons, with the exact number in that range to be set from time to time by the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors within the stated range and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

         Directors are also divided into three classes, with each class to consist, as nearly as possible, of one-third of the total number of directors. A staggered board makes it more difficult to replace a majority or all of the board of directors. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain each class as nearly equal as possible. No reduction shall have the effect of shortening the term of any incumbent director.

         Except for two classes of directors that shall initially hold terms expiring at the annual general meetings in 2002 and 2003, respectively, the term of office of each class shall be until the third annual general meeting following a director's election and until the election and qualification of a director's successor. Any vacancy among directors of any class, including a vacancy that results from an increase in the number of directors within the range stated in the bye-laws, may be filled by a vote of the majority of remaining directors, regardless of class, provided that a quorum is present, but any such director so elected shall hold office only until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified. Directors may be removed without cause only upon the affirmative vote of the holders of at least 80% of the shares entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of 66 2/3% of the shares entitled to vote for the election of directors. Except as otherwise provided in our bye-laws, the shareholders may remove a director at any special general meeting provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on that director not less than 14 days before the meeting, and at such meeting such director shall be entitled to be heard on the motion for such director's removal. A vacancy on the board of directors created by the removal of a director at a special general meeting convened and held in accordance with our bye-laws may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the board of directors may fill the vacancy.

Shareholder Rights Plan

         Our board of directors has adopted a shareholder rights plan.

         Issuance of Rights. In connection with the Reorganization, the shareholder rights plan provided for the issuance of one right (a "right") to purchase one one-thousandth of a Series A preference share for a purchase price of $200 for each Class A common share in issue as of the effective time of the Reorganization (the "record date").

         Evidence of Rights. Under the shareholder rights plan, until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the shares in issue of our Class A common shares or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the shares in issue of our Class A common shares (the earlier of such dates being called the "distribution date"), the rights will be evidenced, with respect to any of our Class A common share certificates in issue as of the record date, by such Class A common share certificates together with a summary of the rights.

         The shareholder rights plan provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with Class A common shares. Until the distribution date (or earlier redemption or expiration of the rights), new Class A common share certificates issued after the record date upon transfer or new issuances of Class A common shares will contain a notation incorporating the shareholder rights plan by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for Class A common shares in issue as of the record date, even without such notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with Class A common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Class A common shares as of the close of business on the distribution date and such separate certificates alone will evidence the rights.

         Duration of Rights. The rights are not exercisable until the distribution date. The rights will expire on December 22, 2008, unless this date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

         Adjustments. The purchase price payable, and the number of Series A preference shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a share dividend on, or a subdivision, combination or reclassification of, the Series A preference shares, (2) upon the grant to holders of the Series A preference shares of certain rights or warrants to subscribe for or purchase Series A preference shares at a price, or securities convertible into Series A preference shares, with a conversion price less than the then-current market price of the Series A preference shares or (3) upon the distribution to holders of the Series A preference shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A preference shares) or of subscription rights or warrants (other than those referred to above).

         The number of rights in issue is also subject to adjustment in the event of a share division of our Class A common shares or a share dividend on our Class A common shares payable in our Class A common shares or subdivisions, consolidations or combinations of our Class A common shares occurring, in any such case, prior to the distribution date.

         Series A Preference Shares. Series A preference shares purchasable upon exercise of the rights will not be redeemable. Each Series A preference share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of US$1.00 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per Class A common share. In the event of liquidation, the holders of the Series A preference shares will be entitled to a minimum preferential liquidation payment of US$100 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 1000 times the payment made per Class A common share. Each Series A preference share will have 1000 votes, voting together with Class A common shares. Finally, in the event of any amalgamation, merger, consolidation or other transaction in which our Class A common shares are converted or exchanged, each Series A preference share will be entitled to receive 1000 times the amount received per Class A common share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Series A preference shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Series A preference share purchasable upon exercise of each right should approximate the value of one Class A common share.

         Exercise of Rights. In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right at the then-current exercise price of the right, that number of Class A common shares having a market value of two times the exercise price of the right.

         In the event that, after a person or group has become an acquiring person, we are acquired in an amalgamation, merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of common shares of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right.

         Exchange of Rights. At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding Class A common shares in issue or the occurrence of an event described in the prior paragraph, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Class A common share, or one one-thousandth of a Series A preference share (or of a share of a class or series of our preference shares having equivalent rights, preferences and privileges), per right (subject to adjustment).

         No Fractional Shares. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preference shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A preference share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preference shares on the last trading day prior to the date of exercise.

         Redemption. At any time prior to the time an acquiring person becomes such, our board of directors may redeem the rights in whole, but not in part, at a price of US$.01 per right (the "redemption price"). The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         Amendment of Rights. The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the 15% threshold for an acquiring person described above to not less than the greater of (1) the sum of .001% and the largest percentage of the Class A common shares in issue then known to us to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

         No Rights as a Shareholder. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

         Certain Anti-Takeover Effects. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any amalgamation, merger or other business combination approved by the board of directors since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Class A common shares.

Bringing Business Before an Annual Meeting

         Our bye-laws provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Companies Act. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to our secretary and satisfied all requirements under applicable rules promulgated by the Securities and Exchange Commission and by the New York Stock Exchange or any other exchange on which our securities are traded. To be timely for consideration at the annual general meeting, a shareholder's notice must be received by the secretary at our principal executive offices not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

                       Description of Depositary Shares

         The description set forth below and in any prospectus supplement of certain provisions of any deposit agreement and any related depositary shares and depositary receipts summarizes the material terms of that deposit agreement and of the depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preference shares, which will be filed with the SEC promptly after the offering of that series of preference shares.

General

         We may elect to have preference shares represented by depositary shares. The preference shares of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preference share depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preference share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preference shares described in the applicable prospectus supplement.

         A holder of depositary shares will be entitled to receive the preference shares (but only in whole preference shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of preference shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

         The preference share depositary will distribute all cash dividends or other cash distributions in respect of the preference shares to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

         If there is a distribution other than in cash in respect of the preference shares, the preference share depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preference share depositary determines that it is not feasible to make such a distribution. In that case, the preference share depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

         The amount distributed in any of the above cases will be reduced by any amount we or the preference share depositary are required to withhold on account of taxes.

Conversion and Exchange

         If any preference share underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

         Whenever we redeem a preference share held by the preference share depositary, the preference share depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the preference shares that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of preference shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

         Upon receipt of notice of any meeting at which the holders of any preference shares underlying the depositary shares are entitled to vote, the preference share depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preference shares) may then instruct the preference share depositary as to the exercise of the voting rights pertaining to the number of preference shares underlying that holder's depositary shares. The preference share depositary will try to vote the number of preference shares underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preference share depositary deems necessary to enable the preference share depositary to do so. The preference share depositary will abstain from voting the preference shares to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preference share.

Record Date

         Whenever

          o any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preference shares; or

          o the preference share depositary receives notice of any meeting at which holders of preference shares are entitled to vote or of which holders of preference shares are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preference share, the preference share depositary will in each instance fix a record date (which will be the same as the record date for the preferred shares) for the determination of the holders of depositary receipts:

          o who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

          o who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.


Amendment and Termination of the Deposit Agreement

         We and the preference share depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preference share depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preference shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

Charges of Preference Share Depositary

         We will pay all charges of the preference share depositary including charges in connection with the initial deposit of the preference shares, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preference share is entitled to vote, withdrawals of the preference share by the holders of depositary receipts or redemption or conversion of the preference share, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preference shares.

Miscellaneous

         Neither we nor the preference share depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preference share depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preference share depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preference shares unless satisfactory indemnity is furnished. We and the preference share depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

         The preference share depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preference share depositary and the successor depositary has not accepted its appointment within 60 days after the preference share depositary delivered a resignation notice to us, the preference share depositary may terminate the deposit agreement. See "Amendment and Termination of the Deposit Agreement" above.

                    Description of Share Purchase Contracts
                           and Share Purchase Units

         We may issue share purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of common shares or preference shares at a future date or dates. The price per share of common share or preference share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts.

         The share purchase contracts may be issued separately or as a part of units, often known as share purchase units, consisting of a share purchase contract and either

          o    senior debt securities;

          o    subordinated debt securities; or

          o debt obligations of third parties, including U.S. Treasury securities,


securing the holder's obligations to purchase the common shares or preference shares under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original share purchase contract.

         The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the share purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the SEC promptly after the offering of such share purchase contracts or share purchase units and, if applicable, prepaid securities.

                          Certain Tax Considerations

Bermuda Tax Considerations

         Under current law, no income or withholding taxes are imposed in Bermuda upon the issue, transfer or sale, or payments made in respect of the debt securities, common shares, preference shares, depositary shares or warrants of a Bermuda exempted company to persons non-resident in Bermuda. We have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations, nor to our common shares nor to our obligations until March 28, 2016. This undertaking does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

United States Federal Income Tax Considerations

         The following is a summary of certain United States federal income tax consequences, as of the date of this document, of the ownership of our debt securities, common shares, preference shares, depositary shares or warrants by beneficial owners that purchase the debt securities, shares or warrants in connection with their initial issuance, that hold the debt securities, shares or warrants as capital assets and that are "United States holders" under the Internal Revenue Code. Under the Internal Revenue Code, you are a "United States holder" if you are:

          o    a citizen or resident of the United States;

          o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

          o an estate the income of which is subject to United States federal income taxation regardless of its source;

          o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States holders have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States holder.


         This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

          o    a dealer in securities or currencies;

          o a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

          o    a financial institution;

          o    an insurance company;

          o    a tax-exempt organization;

          o    a person liable for alternative minimum tax;

          o a person holding debt securities, common shares, preference shares, depositary shares or warrants as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

          o a person owning, actually or constructively, 10% or more of our voting shares or 10% or more of the voting shares of any of our non-United States subsidiaries;

          o a United States holder whose "functional currency" is not the United States dollar;

          o    a regulated investment company; or

          o    a real estate investment trust.

         We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary. The discussion below assumes that all debt securities issued hereunder will be classified as debt for United States federal income tax purposes, and holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

         If a partnership holds our debt securities, common shares, preference shares, depositary shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, common shares, preference shares, depositary shares or warrants, you should consult your tax advisor.

         You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of debt securities, common shares, preference shares, depositary shares or warrants, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Debt Securities

         This summary is not intended to include all of the possible types of debt securities that we may issue under this prospectus, including, for example, short-term debt securities, floating rate debt securities, foreign currency debt securities, extendible, reset or renewable debt securities or securities providing for contingent payments. We will describe any additional United States federal income tax consequences resulting from a specific issuance of debt securities in the applicable prospectus supplement.

Payment of Interest

         Except as provided below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

         If you own debt securities issued with original issue discount, which we refer to as "OID", you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

         A debt security with an issue price that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

          o    it is payable at least once per year;

          o    it is payable over the entire term of the debt security; and

          o it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

         We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

         If you own a debt security issued with de minimis OID, i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

         Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

         If you own original issue discount debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph.

         The amount of OID that you must include in income if you are the initial United States holder of an original issue discount debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

          o the debt security's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

          o the aggregate of all qualified stated interest allocable to the accrual period.

         OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by holders other than corporations and other exempt holders.

         You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

Market Discount

         If you purchase a debt security, other than an original issue discount debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the debt security, applies only to that debt security and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Acquisition Premium; Amortizable Bond Premium

         If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

         If you purchase a debt security, including an original issue discount debt security, for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities

         Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest previously includible in income, which will be treated as a payment of interest for federal income tax purposes), and the adjusted tax basis of the debt security. Except as described above with respect to market discount or with respect to contingent payment debt instruments, short term debt securities or foreign currency debt securities, which this summary does not generally discuss, that gain or loss will be United States source capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

         In general, information reporting will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Common Shares, Preference Shares and Depositary Shares

         The consequences of the purchase, ownership or disposition of our shares depend on a number of factors including:

          o    the term of the shares;

          o any put or call or redemption provisions with respect to the shares;

          o    any conversion or exchange features with respect to the shares;
               and

          o    the price at which the shares are sold.


         You should carefully examine the applicable prospectus supplement regarding the material federal income tax consequences, if any of the holding and disposition of shares with such terms.

         In general for United States federal income tax purposes, United States holders of depositary shares will be treated as the owners of the underlying preference shares that are represented by such depositary shares. Deposits or withdrawals of preference shares by United States holders for depositary shares will not be subject to United States federal income tax.

Taxation of Dividends

          Subject to the passive foreign investment company rules discussed below, the gross amount of distributions you receive on your common shares, preference shares or depositary shares, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits, calculated according to United States federal income tax principles. Such income will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

         To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the common shares, preference shares or depositary shares, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

         If, for United States federal income tax purposes, we are classified as a "United States-owned foreign corporation", distributions made to you with respect to your common shares, preference shares or depositary shares that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source "passive income" or, in the case of some holders, foreign source "financial services income" and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as shares representing 50% or more of the voting power or value of our shares are owned, directly or indirectly, by United States holders and it is our belief that as of the date of this prospectus, United States holders own 50% or more of the voting power and value of our Class A common shares. Thus, it is anticipated that only a portion of the dividends received by a United States holder with respect to IR-Limited Class A common shares will be treated as foreign source income for purposes of calculating such holder's foreign tax credit limitation.

Preference Shares Redemption Premium

         Under Section 305(c) of the Internal Revenue Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the preference shares exceeds its issue price by more than a de minimis amount, the difference--which we refer to as "redemption premium"--will be taxable as a constructive distribution to you over time of additional preference shares. These constructive distributions would be treated first as a dividend to the extent of our current and accumulated earnings and profits and otherwise would be subject to the treatment described above for dividends not paid out of current and accumulated earnings and profits. If the preference shares provide for optional rights of redemption by us at prices in excess of the issue price, you could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (1) you are not related to us within the meaning of the regulations; (2) there are no plans, arrangements, or agreements that effectively require or are intended to compel us to redeem the shares and (3) exercise of the right to redeem would not reduce the yield of the shares, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. You should also consult the applicable prospectus supplement for information regarding any additional consequences under Section 305(c) in light of the particular terms of an issuance of preference shares.

Disposition of the Common Shares, Preference Shares or Depositary Shares

         Subject to the passive foreign investment company rules and redemption rules discussed below, when you sell or otherwise dispose of your common shares, preference shares or depositary shares you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. In general, your adjusted tax basis in the common shares will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. In general, your adjusted tax basis in the preference shares or depositary shares will be your cost of obtaining those shares increased by any redemption premium previously included in income by you and reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source. If you are an individual, and the shares being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations. A redemption of our common shares, preference shares or depositary shares by us may be treated, depending upon the circumstances, as a sale or a dividend. You should consult your tax advisor regarding the application of these rules to your particular circumstances.

Passive Foreign Investment Company

         We do not believe that we are, for United States federal tax purposes, a passive foreign investment company (a "PFIC"), and expect to continue our operations in such a manner that we will not become a PFIC. If, however, we are or we become a PFIC, you could be subject to additional federal income taxes on gain recognized with respect to the common shares, preference shares or depositary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by you under the PFIC rules.

         You should consult your own tax advisors concerning the United States federal income tax consequences of holding our common shares, preference shares, depositary shares or warrants if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making certain elections that may alleviate the tax consequences referred to above.

Controlled Foreign Corporations

         For the purposes of this paragraph, we will refer to United States holders that own--or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules--10% or more of our voting shares or the voting shares of any of our non-United States subsidiaries as "10% Shareholders". If 10% Shareholders own, in the aggregate, more than 50%, measured by voting power or value, of our shares or the shares of any of our non-United States subsidiaries, directly, indirectly, or by attribution, we or any such non-United States subsidiary would be a controlled foreign corporation (a "CFC").

         IR-New Jersey, a United States corporation, owns through its ownership of the non-voting Class B common shares, approximately 45% of the total value of our shares. As a consequence, any Class A common shareholder who is considered to own 10% of the voting power in us could cause our foreign subsidiaries or (if the Internal Revenue Service successfully takes the position that the Class B common shares held by IR-New Jersey in us are voting shares) us, ourselves, to be treated as a CFC.

         We do not believe that for United States federal income tax purposes we or any of our foreign subsidiaries are CFCs, although there can be no assurance in this regard. However, if we or any of our foreign subsidiaries are or were characterized to become CFCs, then, for the period of time that the entity is a CFC, a portion of our undistributed income may be includible in the taxable income of our 10% Shareholders, and all or a portion of the gain recognized by such 10% Shareholders on the disposition of their shares, which could otherwise qualify for capital gains treatment, may be converted into ordinary dividend income.

Information Reporting and Backup Withholding

         In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the common shares, preference shares or depositary shares or the proceeds received on the sale, exchange, or redemption of those common shares, preference shares, depositary shares or warrants paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the United States Internal Revenue Service.

Warrants

         You will generally not recognize any gain or loss upon the exercise of warrants to purchase our common shares or preference shares except with respect to cash received in lieu of a fractional share of common shares or preference shares. You will have an initial tax basis in the common shares or preference shares received on exercise of the warrants equal to the sum of your tax basis in the warrants and the aggregate cash exercise price paid in respect of such exercise less any basis attributable to the receipt of fractional shares. Your holding period in the common shares or preference shares received on exercise of the warrants will commence on the date after the warrants are exercised.

         Subject to the passive foreign investment company rules discussed above, (1) if a warrant expires without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrant and (2) upon the sale or exchange of a warrant, you will generally recognize a capital gain or loss equal to the difference, if any between the amount realized on such sale or exchange and your tax basis in such warrant.

         Under Section 305 of the Code, you may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments, or the failure to make certain adjustments, to the number of common shares or preference shares to be issued upon exercise of a warrant.

         If a decision is made to issue warrants exercisable into securities other than our common shares or preference shares, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

Share Purchase Contracts and Share Purchase Units

         If a decision is made to issue share purchase contracts or share purchase units, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

Consequences to Non-United States Holders

         The following is a summary of certain United States federal income tax consequences that will apply to you if you are a non-United States holder of our debt securities, common shares, preference shares, depositary shares or warrants.

United States Federal Income Tax

         Under current United States federal income tax law, interest payments or dividends received by a non-United States holder generally will be exempt from United States federal income tax. However, to receive this exemption you may be required to satisfy certain certification requirements to establish that you are a non-United States holder. You may still be subject to United States federal income tax on interest payments or dividends you receive if:

          o you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

          o you are engaged in a trade or business in the United States and interest, including OID, on the debt securities or dividends on common shares, preference shares or depositary shares, in each case, are effectively connected with the conduct of that trade or business.


         In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments.

         You will generally not be subject to United States federal income tax on the disposition of a debt security or common shares, preference shares, depositary shares or warrants unless:

          o the gain is effectively connected with your conduct of a trade or business in the United States; or

          o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.


Information Reporting and Backup Withholding

         In general, information reporting and backup withholding will not apply to payments of interest or dividends that we make to you although you may have to comply with certain certification requirements to establish that you are not a United States person.

         Payment of the proceeds from the disposition of debt securities, common shares, preference shares, depositary shares or warrants effected at a United States office of a broker generally will not be subject to information reporting or backup withholding if the payor or broker does not have actual knowledge or reason to know that you are a United States person, you comply with certain certification requirements to establish that you are not a United States person, and the sale does not have a connection with the United States as specified in U.S. Treasury Regulations.

         Payment of the proceeds from the disposition of debt securities, common shares, preference shares, depositary shares or warrants effected at foreign office of a broker generally will not be subject to information reporting or backup withholding provided that such broker is not for United States federal income tax purposes (1) a United States person, (2) a controlled foreign corporation, (3) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (4) a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States. If you receive payments of such amounts outside the United States from a foreign office of any other broker, the payment will not be subject to backup withholding tax, but will be subject to information reporting requirements unless (1) you are the beneficial owner and the broker has documentary evidence in its records that you are not a United States person and certain other conditions are met or (2) you otherwise establish an exemption, and provided that the broker does not have actual knowledge that you are a United States person.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

         The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to invest in our debt securities, common shares, preference shares, depositary shares or warrants. Potential investors are urged to consult their tax advisors concerning the United States federal, state and local, Bermuda, and other non-United States tax consequences of such investment to them. If a decision is made to issue share purchase contracts or share purchase units, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

                             Plan of Distribution

         We may sell the securities offered in this prospectus in any of, or any combination of, the following ways:

          o    directly to purchasers;

          o    through agents;

          o    through underwriters; and

          o    through dealers.


         We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

         If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

         Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

         The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.


                                 Legal Matters

         Certain U.S. legal matters in connection with the securities will be passed upon by Patricia Nachtigal, Esq., our Senior Vice President and General Counsel. Certain Bermuda legal matters in connection with the securities will be passed upon for us by our Bermuda counsel, Conyers Dill & Pearman.


                                    Experts

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

           Cautionary Statement Regarding Forward-Looking Statements

         This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Reorganization and our financial condition, results of operations and business. The Private Securities Litigation Reform Act of 1995 protects public companies from liability for forward-looking statements in private securities litigation if the forward-looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to in this prospectus or in the documents incorporated by reference. All statements regarding the expected benefits of the Reorganization are forward-looking statements. The forward-looking statements may include statements for the period following completion of the Reorganization. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "continues," "may," "intends," "plans" or similar expressions in this prospectus or in the documents incorporated by reference. You should be aware that any forward-looking statements in this prospectus or the documents incorporated by reference in this prospectus only reflect current expectations and are not guarantees of performance. Actual results may differ materially from those expressed or implied by forward-looking statements. As you make your investment decision, please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of any such document. We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to, the following:

          o an inability to realize expected benefits of the Reorganization within the anticipated time frame, or at all;

          o changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

          o    an inability to execute our business strategy;

          o costs or difficulties related to the merger and related Reorganization transactions, which could be greater than expected;

          o changes in the rate of economic growth in the U.S. or in other major international economies;

          o significant changes in trade, monetary or fiscal policies worldwide, including changes in interest rates;

          o currency fluctuations between the U.S. dollar and other currencies;

          o    demand for products and services;

          o    distributor inventory levels;

          o    performance issues with key suppliers or subcontractors;

          o    failure to achieve our productivity targets;

          o costs and effects of unanticipated legal and administrative proceedings; and

          o competitive actions, such as unanticipated pricing actions or cost reduction strategies and entry into direct product line competition.

               Service of Process and Enforcement of Liabilities

         We are a Bermuda company. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in Bermuda. We have also been advised by Conyers Dill & Pearman that with respect to a final and conclusive judgment obtained in a court of competent jurisdiction in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty), a Bermuda court would be expected to enforce a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud,
(d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

         As a result, it may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against us in U.S. courts. We will irrevocably agree that we may be served with process with respect to actions based on offers and sales of securities made in the U.S. by having Ingersoll-Rand Company, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, be our U.S. agent appointed for that purpose.

         A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

        SEC registration fee....................................       $165,600
        Printing and engraving expenses.........................         50,000
        Accounting fees and expenses............................         50,000
        Legal fees and expenses.................................        100,000
        Blue Sky fees and expenses..............................         20,000
        Trustee's expenses......................................         10,000
        Fees of rating agencies.................................        475,000
        Miscellaneous...........................................         14,400
                                                                     ----------
               Total*...........................................       $885,000
                                                                     ==========

         -----------

         * All of the above expenses are estimated except for the SEC filing fee. The Registrants have offset against the full amount of the $165,600 filing fee required in connection with this registration statement, filing fees paid in connection with prior registration statements as described in Note 6 to the Calculation of Registration Fee table in this registration statement.

ITEM 15.   Indemnification of Directors and Officers

         Section 98 of the Companies Act 1981 of Bermuda (the "Companies Act") provides generally that a Bermuda company may indemnify its directors and officers against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which a judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under
Section 281 of the Companies Act.

         Bye-law 26 of the Amended and Restated Bye-laws of Ingersoll-Rand Company Limited provides that Ingersoll-Rand Company Limited shall indemnify any current or former director or officer or any person serving or who has served at the request of Ingersoll-Rand Company Limited as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, general or limited partnership, firm, association, trust, estate, company (including a limited liability company) or other enterprise to the fullest extent permitted under Bermuda law. Ingersoll-Rand Company Limited may also indemnify any employee or agent of Ingersoll-Rand Company Limited to the fullest extent provided by Bermuda law.

         Bye-law 26 further provides that the right to indemnification thereunder is a contract right and gives claimants certain rights with respect to claims for indemnification not paid by Ingersoll-Rand Company Limited after 60 days following a written request. The indemnification provisions in Bye-law 26 are not exclusive of other rights to which a director or officer may be entitled.

         We have a liability insurance policy in effect that covers certain claims against any of our officers or directors by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director. This liability insurance policy also covers the officers and directors of IR-New Jersey.

         Article Seventh of the IR-New Jersey's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of IR-New Jersey shall not be personally liable to IR-New Jersey or its shareholders for damages for breach of any duty owed to IR-New Jersey or its shareholders, except that no such director or officer shall be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to IR-New Jersey or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

         Article Seventh also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, by reason of his or her being or having been a director or officer of IR-New Jersey, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation or of any partnership, joint venture, employee benefit plan or other entity or enterprise, serving as such at the request of IR-New Jersey, shall be indemnified and held harmless by IR-New Jersey to the fullest extent permitted by the New Jersey Business Corporation Act (the "NJBCA"), from and against all reasonable costs, disbursements and attorneys' fees, and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that there shall be no indemnification with respect to any settlement of any proceeding unless IR-New Jersey has given its prior consent to such settlement or disposition. This right to indemnification includes the right to be paid by IR-New Jersey the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the NJBCA so requires, the payment of such expenses shall be made only upon receipt by IR-New Jersey of an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such director or officer is entitled to be indemnified.

         Article Seventh also provides that the right to indemnification thereunder is a contract right and gives claimants certain rights with respect to claims for indemnification not paid by IR-New Jersey after 30 days following a written request. Finally, Article Seventh provides that the right to indemnification and advancement of expenses provided thereby shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. Sections 1 and 2 of Article IX of the IR-New Jersey's By-Laws also provide directors and officers with certain rights to indemnity that are substantially similar to the foregoing provisions of Article Seventh.

         Section 14A: 3-5 of the NJBCA provides that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct unless the court in which such proceeding was brought determines upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. In any case, a corporation must indemnify an officer or a director against expenses (including attorney's fees) to the extent that he has been successful on the merits or otherwise or in defense of any claim or issue.

ITEM 16.   Exhibits

         See Exhibit Index.

ITEM 17.   Undertakings

         The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Ingersoll-Rand Company Limited pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of Ingersoll-Rand Company Limited's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ingersoll-Rand Company Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey on June 3, 2002.

                                      INGERSOLL-RAND COMPANY LIMITED


                                      By:  /s/ PATRICIA NACHTIGAL
                                           -----------------------------------
                                           (Patricia Nachtigal)
                                           Senior Vice President,
                                           General Counsel and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 3, 2002.

         Signature                               Title
         ---------                               -----

                                            Chairman, President,
*        HERBERT L. HENKEL                  Chief Executive Officer and Director
-------------------------------------       (Principal Executive Officer)
         Herbert L. Henkel


*        TIMOTHY R. MCLEVISH                Senior Vice President and Chief
-------------------------------------       Financial Officer (Principal
         Timothy R. McLevish                Financial Officer)


*        STEVEN R. SHAWLEY                  Vice President and Controller
-------------------------------------       (Principal Accounting Officer)
         Steven R. Shawley


*        ANN C. BERZIN                      Director
-------------------------------------
         Ann C. Berzin


*        PETER C. GODSOE                    Director
-------------------------------------
         Peter C. Godsoe


*        CONSTANCE J. HORNER                Director
-------------------------------------
         Constance J. Horner


*        H. WILLIAM LICHTENBERGER           Director
--------------------------------------
         H. William Lichtenberger


*        THEODORE E. MARTIN                 Director
--------------------------------------
         Theodore E. Martin


         /s/ PATRICIA NACHTIGAL             Director
--------------------------------------
         Patricia Nachtigal

         Signature                               Title
         ---------                               -----


*        ORIN R. SMITH                      Director
--------------------------------------
         Orin R. Smith


*        RICHARD J. SWIFT                   Director
--------------------------------------
         Richard J. Swift


*        TONY L. WHITE                      Director
--------------------------------------
         Tony L. White


*By:     /s/ PATRICIA NACHTIGAL
    ----------------------------------
         Patricia Nachtigal, Attorney-in-Fact

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ingersoll-Rand Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey on June 3, 2002.

                                    INGERSOLL-RAND COMPANY


                                    By: /s/ PATRICIA NACHTIGAL
                                        ---------------------------------------
                                        (Patricia Nachtigal)
                                        Senior Vice President,
                                        General Counsel and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 3, 2002.

         Signature                            Title
         ---------                            -----

                                             President and Chief Executive
*        HERBERT L. HENKEL                   Officer (Principal Executive
------------------------------------------   Officer)
         Herbert L. Henkel


*        TIMOTHY R. MCLEVISH                 Senior Vice President and Chief
------------------------------------------   Financial Officer (Principal
         Timothy R. McLevish                 Financial Officer)


*        STEVEN R. SHAWLEY                   Vice President and Controller
------------------------------------------   (Principal Accounting Officer)
         Steven R. Shawley


*        RONALD G. HELLER                    Director
------------------------------------------
         Ronald G. Heller


         /s/ PATRICIA NACHTIGAL              Director
------------------------------------------
         Patricia Nachtigal


*        GERALD E. SWIMMER                   Director
------------------------------------------
         Gerald E. Swimmer


*By:     /s/ PATRICIA NACHTIGAL
    --------------------------------------
         Patricia Nachtigal, Attorney-in-Fact

                               INDEX TO EXHIBITS


1.1+     --     Form of Underwriting Agreement (Debt).
1.2*     --     Form of Underwriting Agreement (Equity).
1.3*     --     Form of Underwriting Agreement (Share Purchase Contracts).
1.4*     --     Form of Underwriting Agreement (Share Purchase Units).
1.5*     --     Form of Underwriting Agreement (Warrants).
2        --     Agreement and Plan of Merger, dated as of October 31, 2001, among Ingersoll-Rand Company Limited, Ingersoll-Rand Company and IR-Merger Corporation (incorporated by reference to Annex
                I to the proxy statement/prospectus included as part of
                Amendment No. 1 to Ingersoll-Rand Company Limited's
                Registration Statement on Form S-4, Registration Statement
                No. 333-71642).
3.1      --     Memorandum of Association of Ingersoll-Rand Company Limited
                (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Ingersoll-Rand Company Limited's Registration Statement on
                Form S-4, Registration Statement No. 333-71642).
3.2      --     Amended and Restated Bye-laws of Ingersoll-Rand Company Limited
                (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to
                Ingersoll-Rand Company Limited's Registration Statement on
                Form S-4, Registration Statement No. 333-71642).
3.3*     --     Certificate of Designation, Preferences and Rights for
                Preference Shares.
3.4      --     Rights Agreement between Ingersoll-Rand Company Limited and
                The Bank of New York, as Rights Agent (incorporated by
                reference to Exhibit 4.2 to Amendment No. 1 to Ingersoll-Rand
                Company Limited's Registration Statement on Form S-4,
                Registration Statement No. 333-71642).
3.5      --     Certificate of Designation, Preferences and Rights of Series A
                Preference Shares of Ingersoll-Rand Company Limited
                (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to
                Ingersoll-Rand Company Limited's Registration Statement on
                Form S-4, Registration Statement No. 333-71642).
3.6      --     Voting Agreement between Ingersoll-Rand Company Limited and
                Ingersoll-Rand Company (incorporated by reference to Exhibit
                4.3 to Amendment No. 1 to Ingersoll-Rand Company Limited's
                Registration Statement on Form S-4, Registration Statement
                No. 333-71642).
4.1+     --     Form of Senior Indenture.
4.2+     --     Form of Subordinated Indenture.
4.3      --     Form of Senior Debt Security (included in Exhibit 4.1).
4.4      --     Form of Subordinated Debt Security (included in Exhibit 4.2).
4.5*     --     Form of Rights (included in Exhibit 3.4).
4.6*     --     Form of Deposit Agreement for Depository Shares.
4.7      --     Form of Class A Common Share Certificate (incorporated by
                reference to Exhibit 4.4 to Ingersoll-Rand Company Limited's
                Registration Statement on Form S-4, Registration
                No. 333-71642).
4.8*     --     Form of Preference Share Certificate.
4.9*     --     Form of Purchase Contract Agreement relating to Share Purchase
                Contracts and Share Purchase Units.
4.10*    --     Form of Pledge Agreement for Share Purchase Contracts and Share
                Purchase Units.
4.11*    --     Form of Warrant Agreement.
4.12*    --     Form of Warrant Unit Agreement.
4.13     --     Form of Senior Guarantee by Ingersoll-Rand Company (included in Exhibit 4.1).
4.14     --     Form of Subordinated Guarantee by Ingersoll-Rand Company
                (included in Exhibit 4.2).
4.15     --     Indenture, dated as of March 23, 1998, between Ingersoll-Rand
                Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 4 to the Annual Report on Form 10-K of
                Ingersoll-Rand Company filed on March 30, 1999).
4.16     --     First Supplemental Indenture, dated as of March 23, 1998,
                between Ingersoll-Rand Company and The Bank of New York, as trustee (incorporated by reference to
                Exhibit 4 to the Annual Report on Form 10-K of Ingersoll-Rand
                Company filed on March 30, 1999).
4.17     --     Second Supplemental Indenture, dated December 31, 2001, among
                Ingersoll-Rand Company Limited, Ingersoll-Rand Company and The
                Bank of New York, as trustee (incorporated by reference to
                Exhibit 4.8 to the Annual Report on Form 10-K of Ingersoll-
                Rand Company Limited filed on March 13, 2002).
4.18     --     Amended and Restated Declaration of Trust for Ingersoll-Rand
                Financing I, a Delaware statutory business trust, dated March
                23, 1998 (incorporated by reference to Exhibit 4 to the Annual
                Report on Form 10-K of Ingersoll-Rand Company filed on March
                30, 1999).
4.19     --     Guarantee Agreement, dated as of March 23, 1998, between
                Ingersoll-Rand Company and The First National Bank of Chicago, as trustee (incorporated by reference to Exhibit 4 to the Annual Report on Form 10-K of Ingersoll-Rand Company filed on
                March 30, 1999).

4.20     --     Five Year Credit Agreement dated as of July 2, 2001, among
                Ingersoll-Rand Company, the banks listed therein, The Chase
                Manhattan Bank, as Administrative Agent, Citibank N.A., and
                Deutsche Banc Alex. Brown Inc., as Co-Syndication Agents, and
                The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi Trust
                Company, as Co-Documentation Agents (incorporated by reference to Exhibit 10(i)(a) to the Quarterly Report on Form 10-Q of
                Ingersoll-Rand Company filed August 2, 2001).
4.21     --     Amendment and Waiver, dated as of November 28, 2001, among
                Ingersoll-Rand Company Limited, Ingersoll-Rand Company, JP
                Morgan Chase Bank, as Administrative Agent, Citibank N.A., and
                Deutsche Banc Alex. Brown Inc., as Co-Syndication Agents, and
                The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi Trust
                Company, as Co-Documentation Agents (incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K of
                Ingersoll-Rand Company Limited filed on March 13, 2002).
4.22     --     364-Day Credit Agreement dated as of July 2, 2001, among
                Ingersoll-Rand Company, the banks listed therein, The Chase
                Manhattan Bank, as Administrative Agent, Citibank N.A., and
                Deutsche Banc Alex. Brown Inc., as Co-Syndication Agents, and
                The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi Trust
                Company, as Co-Documentation Agents (incorporated by reference to Exhibit 10(i)(b) to the Quarterly Report on Form 10-Q of
                Ingersoll-Rand Company filed August 2, 2001).
4.23     --     Amendment and Waiver, dated as of November 28, 2001, among
                Ingersoll-Rand Company Limited, Ingersoll-Rand Company, JP
                Morgan Chase Bank, as Administrative Agent, Citibank N.A., and
                Deutsche Banc Alex. Brown Inc., as Co-Syndication Agents, and
                The Bank of Nova Scotia and Bank of Tokyo-Mitsubishi Trust
                Company, as Co-Documentation Agents (incorporated by reference to Exhibit 4.14 to the Annual Report on Form 10-K of
                Ingersoll-Rand Company Limited filed on March 13, 2002).

4.24     --     Indenture, dated as of August 1, 1986, between
                Ingersoll-Rand Company and The Bank of New York, as trustee, as supplemented by first, second and third supplemental
                indentures (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to Ingersoll-Rand Company's Registration Statement
                on Form S-3, Registration Statement No. 33-39474, and to
                Exhibit 4.2 to Ingersoll-Rand Company's Registration
                Statement on Form S-3, Registration Statement No.
                333-50902).
4.25      --    Fourth Supplemental Indenture, dated as of December 31,
                2001, among Ingersoll-Rand Company Limited, Ingersoll-Rand
                Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to the Annual Report on Form
                10-K of Ingersoll-Rand Company Limited filed March 13,
                2002).
5.1+     --     Opinion of Patricia Nachtigal, Esq., Senior Vice President
                and General Counsel.
5.2+     --     Opinion of Conyers Dill & Pearman.
12       --     Computation of Ratio of Earnings to Fixed Charges of Ingersoll
                -Rand Company (incorporated by reference to Exhibit 12 to the
                Quarterly Report on Form 10-Q of Ingersoll-Rand Company
                Limited filed May 15, 2002).
23.1     --     Consent of Patricia Nachtigal, Esq. (included in Exhibit 5.1).
23.2     --     Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
23.3+    --     Consent of Independent Accountants.
24.1+    --     Powers of Attorney (Ingersoll-Rand Company Limited).
24.2+    --     Powers of Attorney (Ingersoll Rand Company).
25.1+    --     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A. as Trustee under the Senior Indenture.
25.2+    --     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A., as Trustee under the Subordinated Indenture.

--------------

*       To be filed with Subsequent Current Report on Form 8-K
+       Previously filed with this Registration Statement